Exhibit 10.2

REDACTED
*Certain identified information has been excluded from the exhibit because it is both: (i) not material and (ii) would be competitively harmful if publicly disclosed.*

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is made as of July 28, 2018 (the “Effective Date”), by and between Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”), of the first part and Scopus BioPharma Israel Ltd., 22 Joseph Rivlin Street, Jerusalem 9424018 (the “Company”); of the second part (Yissum and the Company collectively the “Parties”; each of Yissum and the Company, individually, a “Party”).

WHEREAS, Yissum is interested in receiving funding and the Company is willing to fund the conduct of a feasibility study led by Dr. Dmitry Tsvelikhovsky (the “Researcher”) and his teams at the Hebrew University of Jerusalem (the “University”), for the project entitled “A New Synthesis Protocol for Cannabinoid Molecules” (the “Project”). The feasibility study will be carried out, under the Company’s sponsorship and supervision, by the Researcher and his teams at the University, in accordance with the study program set forth in Appendix A (the “Study”), annexed to this Agreement and forming an integral part of this MOU;

AND WHERAS, the Company wishes, subject to its sole discretion, to obtain a license to the Results (as such term is defined below) in the Field (as such term is defined below) in accordance with the agreed upon commercial terms set forth in Appendix B; and all subject to the terms and conditions of this MOU.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set out herein, and other good and valuable consideration, the Parties hereby agree as follows:

1.	The Study

1.1	The Company hereby undertakes to finance performance of the Study for a period of two years (“Study Period”) in accordance with the Study Program or any amendment thereof. Such financing shall be, subject to any earlier termination of the Study pursuant to section 1.2, below, in an amount of NIS 749,249 (Seven Hundred Forty Nine Thousand and Two Hundred and Forty Nine NIS) plus VAT (inclusive of overhead) (the “Study Fee”) payable as follows: (i) on September 1st 2018 [ ] plus VAT and (ii) on the six (6) months anniversary of the Effective Date, [ ]

1.2	The Study shall be conducted by and under the supervision of the Researcher. Should the Researcher be unable to complete the Study for any reason, Yissum shall notify the Company in writing of the identity of a replacement researcher along with such documentation to support such replacement researcher’s qualifications. If the replacement researcher is not acceptable to the Company in its sole discretion, the Company upon written notice to Yissum delivered within 30 days of notice of the proposed replacement researcher shall have the right to terminate for convenience the Study, provided that (i) no monies paid to Yissum for the Study will be refundable other than amounts paid in advance for the costs of the Study which have not yet been expended or obligated; and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments entered into by Yissum prior to having received the Company’s written notice of termination. For the avoidance of any doubt, the Company shall not be required to pay any balance of the Study Fee to Yissum other than set forth in this Section 1.2.

1.3	At the end of the Study Period, Yissum shall present the Company with a written report from the Researcher summarizing the results of the Study during the Study Period (the “Scientific Report”). In addition, Yissum shall provide updates of its progress no less often than quarterly and shall respond to the Company’s reasonable requests for progress information from time to time.

2.	Notice. At any time during the Study Period until sixty (60) days following receipt by the Company of the Scientific Report (the “Notice Period”), the Company shall have the right to deliver written notice to Yissum (the “Notice”) as to whether the Company (on its own or in conjunction with a partner of the Company), desires to commercialize the inventions, patents, patent applications, information, material, results, devices, and/or know-how created, generated or reduced to practice in the course of or arising from the performance of the Study (the “Results”) in the Field. For the purpose of this Agreement, “Field” shall mean pain and anesthesia.

3.	Ownership of the Results. Yissum shall own all Results (including any new intellectual property and know-how developed by, or under the direction of, the Researcher before and during the Study).

4.	Confidentiality. During the Study Period and through the end of the Negotiation Period or the execution of the License Agreement, whichever occurs first, the Company and Yissum shall safeguard as confidential all non-public information regarding the Study and the Results (“Confidential Information”) and shall not use or disclose the Results except for purposes of evaluating the possibility of commercializing the Results. The Company shall ensure that every third party to whom it has disclosed any Confidential Information shall comply with the foregoing confidentiality and non-disclosure obligations. The Company shall not mention the name of the University, Yissum or the Researcher unless required by law or in connection with prosecuting and/or maintaining the Results Patents (as defined below), in any manner or for any purpose in connection with this Agreement or any matter relating to the Study, without obtaining the prior written consent of Yissum which shall not be unreasonably withheld; provided, however, no such consent shall be required if such disclosure is undertaken in connection with the Company’s capital raising efforts or for public reporting requirements.

5.	License. If the Company provides the Notice within the Notice Period, the Parties shall have a period ending one hundred eighty (180) after the end of the Notice Period (“Negotiation Period”) for Yissum to exclusively negotiate a license agreement with the Company upon the commercial terms and conditions set forth in Appendix B, which forms an integral part of this MOU, and on additional commercial and other terms and conditions (the “License Agreement”). If such negotiations, which the Parties agree to undertake in good faith, do not result in the execution of a License Agreement within the Negotiation Period, either of the Parties shall have the right to withdraw from such negotiations. Yissum shall thereafter have the right to extend a license to any third party. Upon extension of such license and provided that such license generates license consideration, Yissum shall pay to the Company twenty percent (20%) of the “Net Proceeds” (as such term is defined below) actually received by Yissum from such license to a third party, until such time as the Company shall have received, in aggregated, [ ] of the Study Fee and all patent prosecution costs that Company may have advanced hereunder (the “Reimbursement”).

For the purpose of this section, “Net Proceeds” means royalties, sublicense consideration or license milestone consideration actually received by Yissum in respect of such license with a third party (excluding payments for the supply of services or materials or for patent expenses) after deduction of: (a) all costs, fees and expenses incurred by Yissum in connection with such license (including patent costs not reimbursed as aforesaid, all out-of-pocket attorney’s fees and expenses and other direct costs and expenses in connection with the negotiation and execution of such license); and (b) amounts, if any, required by Yissum to pay governmental or regulatory authorities (including the Israel Innovation Authority) by virtue of any funding, support or assistance received via programs or collaborations, unless Yissum has already been reimbursed for such governmental/regulatory authority payments by the third party licensee.

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6.	No Notice. In the event that Yissum does not receive the Notice during the Notice Period, neither Yissurn nor the Researcher shall have any further obligations towards the Company with respect to the Results or the Project and shall be entitled, at its discretion, to freely disclose, exploit and commercialize the Results. In addition, the Company’s obligations of confidentiality and non-disclosure (regarding the Study and the Results) described in Section 4 shall continue in effect until the particular Confidential Information enters the public domain through no breach thereof by the Company or its representatives.

7.	No-Shop Period. In consideration for the Company agreeing to fund the conduct of the Study as provided herein, Yissum hereby gives the Company a “No-Shop” undertaking obligating Yissum during a period from the Effective Date until the later of (a) the end of the Notice Period; and (b) the end of the Negotiation Period, if applicable (the “No-Shop Period”), not to engage in any discussions or negotiations with any third party (except for a partner of the Company) for the commercial use of the Results (including any new intellectual property and know-how conceived of and generated during the Study). In the event that Yissum does not receive the Notice by the end of the Notice Period stating that the Company desires to commercialize the Results as aforesaid, then the No-Shop Period will automatically terminate at the end of the Notice Period.

8.	Patents. As of the Effective Date, the Company shall be responsible for ongoing costs in connection with the filing, prosecution and maintenance of any patents arising from the Results (the “Results Patents”). If a License Agreement is not executed, all costs advanced by Company shall be promptly reimbursed to the Company.

9.	Publication. Yissum, subsequent to the execution of this Agreement, shall ensure that during the term of this Agreement no publication in writing of any Results in scientific journals, or orally at scientific conventions, are published by it or the Researcher unless Yissum has taken the necessary steps to protect any patentable invention being disclosed in such proposed publication or scientific conventions and has obtained the prior written consent of the Company which shall not be unreasonably withheld.

10.	Liability and Indemnity.

10.1	YISSUM MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE STUDY. IN PARTICULAR, YISSUM MAKES NO WARRANTIES THAT ANY RESULTS OR INVENTIONS WILL BE ACHIEVED BY THE STUDY, OR THAT THE RESULTS, IF ANY, ARE OR WILL BE COMMERCIALLY EXPLOITABLE OR THAT THE RESULTS PATENTS, IF ANY, WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. YISSUM SHALL HAVE NO LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE USE OF THE RESULTS.

10.2	The Company shall be liable for any loss, injury or damage whatsoever caused to its employees or to any person acting on its behalf or to the employees of Yissum, the University, or to any person acting on their behalf, or to any third party by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made of the Results.

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10.3	The Company undertakes to compensate, indemnify, defend and hold harmless Yissum and the University, or any person acting on their behalf, including, without limitation, any of their employees or representatives (the “Indemnitees”) against any liability including, without limitation, product liability, damage, loss or expenses, including reasonable legal fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of its acts or omissions or which derive from the Company’s use of the Results.

11.	Termination of the Agreement. In addition to the termination right in favor of Company set forth in Section 1.2, this Agreement shall automatically terminate upon the occurrence of the earlier of: (i) the Company fails to provide Yissum with a Notice before the end of the Notice Period; or (ii) the Company and Yissum fail to execute a License Agreement by the end of the Negotiation Period. In addition, Yissum shall be entitled to terminate this Agreement upon fourteen (14) days prior written notice to the Company in the event of unauthorized early termination by the Company of the Study or failure to pay any part of the Study Fee as set forth in Section 1.1 above within fourteen (14) days of receipt of written notice from Yissum to the Company advising that any payment is past due. The termination of this Agreement for any reason shall not release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination.

12.	Notices. All notices and communications pursuant to this Agreement shall be made in writing and sent by registered mail or overnight delivery service to or served at the following addresses:

Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., POB 39135, Jerusalem 91390, Israel, Attn: Ariela Markel.

Scopus BioPharma Israel Ltd., c/o Scopus BioPharma Inc., 420 Lexington Avenue, Suite 300, New York, New York 10170, Attn: Robert J. Gibson.

or such other address furnished in accordance with the aforesaid by one Party to the other. Any notice sent as aforesaid shall be deemed to have been received 4 days after being posted by registered mail, or 1 day after personal service, as the case may be.

13.	Governing Law; Jurisdiction. Each Party agrees that this MOU shall be governed exclusively by Israeli law without application of any conflict of law principles, and jurisdiction shall be granted to the competent courts in Jerusalem, Israel and each party irrevocably submits to the jurisdiction of such courts.

IN WITNESS WHEREOF, the Parties have caused this MOU to be executed by their duly authorized representatives effective as of the date set forth above.

YISSUM RESEARCH AND DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD.		SCOPUS BIOPHARMA ISRAEL LTD.

By:	/s/ Ariela Markel	By:	/s/ Morris Laster

Name:	Ariela Markel, M.Sc., MBA	Name:	Morris Laster MD

Title:	VP Licensing, Biotechnology	Title:	CEO

/s/ Yaron Daniely
Dr. Yaron Daniely
CEO of Yissum

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I the undersigned, Dr. Dmitry Tsvelikhovsky, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Dmitry Tsvelikhovsky	2/8/2018
Dr. Dmitry Tsvelikhovsky	Date signed

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Appendix A

Study Program

LINE – 1: Synthesis of new derivatives of CBG and THCV

Aims:

-	Synthesis of CBG and THCV on gram-scale from commercially available materials (based on published protocols)
-	Synthesis of CBG and THCV structural analogues (according to the proposed strategy)

Milestones:

Project execution: The laboratory of synthetic medicinal chemistry at the School of Pharmacy HUJI.

The space consists of a total of ~80 square meters. The lab space includes:

1. Six chemical fume hoods (each equipped with Schlenk-line system); 2. Chromatography setup: GC (equipped with FID detector) and ISQ EI-Single Quadruple Mass Spectrometer; 3. Inert atmosphere workstation: Glove box and Solvent Purification System; 4. Chemical refrigerators; 5. Rotovapors; 6. Balances; 7. Oven; 8. Desiccators, etc.

Manpower: 1 Postdoc

Projected duration[              ]

I - Synthesis of THCV from commercially available precursors

Synthetic Flow: 1 → 2a+2b (separation + purification); 2b → 3 (purification); 4 + 5 → 6 (purification); Deprotection of 6 (purification); 3 + 6 → THCV (purification).

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Known derivatives of THCV

II - Synthesis of new THCV derivatives (Proposal)

Two types of derivatization strategies will be applied: a) post-synthetic modification (the synthesized THCV will be employed for further structural changes), and b) in-sequence modification, where modified starting materials (building blocks) [                                              ]

Overall: 7-10 new compounds are proposed

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III - Synthesis of CBG from commercially available precursors

Flow: 11 + 12 → CBG (purification)

The protection-deprotection of 11 and 13 might be required:

IV - Synthesis of new CBG derivatives (proposal)

The derivatization of CBG will be performed using post-synthetic strategy.

Two derivatives [                            ] will be prepared as demonstrated below:

Overall: 2-4 new compounds are proposed

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Budget

Request for 50% upon signing and additional half way 50% after 3 months.

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LINE – 2: Fusion of the CBD molecule with market drugs [                                           ]

Aim:

-	Integration of the CBD scaffold with market drugs [ ]

Milestones:

The solubility of the newly designed “super-drugs” might be affected due to the significant molecular weight enrichment. Some manipulations (integration of [                                     ] might be required. Such post-synthetic reconstructions/additions will be readily carried out once a desired complex architectures are obtained and tested for solubility.

Manpower: 2 Postdoc

Projected duration: [              ]

I - Synthesis of CBD [ ] hybrid

II - Synthesis of CBD [ ] hybrid

Two types of coupling strategies will be applied: C-O bond formation (Pd or Cu catalysts will be used), and C-C bond formation, where [                  ] molecule will undergo Heck cross-coupling reaction with CBD under Pd-Base conditions.

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III - Synthesis of CBD [ ] hybrid

Structural modifications of [                 ] will be performed (as shown below) prior to it’s fusion with CBD

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IV - Synthesis of CBD [ ] hybrid

Budget

Request for 50% upon signing and additional half way 50% after 6 months.

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Appendix B

1.	Royalties: the Company shall pay Yissum the following royalties:

With respect to sales of Products by the Company/affiliates [       ] royalties from Net Sales of Products by the Company or its Affiliates (as such terms shall be defined in the License Agreement) (“Company Royalties”), for a period ending with the earlier of (i) [         ] from the First Commercial Sale or (ii) the expiration of any Yissum patent licensed to the Company for such product.

b.	With respect to sales of Products by any Sublicensee: royalties at a rate equal to the lesser of (i) [ ] of the Net Sales of Products by the particular Sublicensee (or its affiliates); or (ii) [ ] of any proceeds, or consideration or benefit of any kind whatsoever, that the Company or its affiliates receive from such Sublicensee as a result of any sales of Products by the Sublicensee (or its Affiliates), provided, that such proceeds are not related to funding research and development costs of the Company.

2.	Sublicense fee: [ ] on all consideration (other than royalties under Section 1) received by the Company or an affiliate as a result of the grant of a Sublicense, or an option to Sublicense (such as upfront payments, milestones payments), provided, such consideration shall not include payment to fund research and development costs of the Company.

3.	Milestone payments:

•	Upon commencement of the first in-human trial: [ ]
•	Upon the commencement of a pivotal Phase IIb/Phase III trial: [ ]
•	Upon Approval of an NDA in the US: [ ]
•	Upon approval of an equivalent marketing application in any EU country: [ ]
•	Upon the first approval of an equivalent marketing application in either China or Canada: [ ]

4.	Territory: Worldwide unless Company determines not to fund patent costs in a country which another company desires to fund, in which event such latter company shall have a right to commercialize in that country; provided, that the Company has not previously paid royalties to Yissum based upon sales in that country.

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